Exhibit T3A-16

Aug 24 15 12:06p Robert mayerson	97845681

State of Delaware Secretary of State Division of Corporations Delivered 12:22 PM 08/24/2015 FILED 12:22 PM 08/24/2015 SRV 151206817 - 5809450 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Columbia Care Maryland LLC

Second: The address of its registered office in the State of Delaware is 874 Walker Road, Suite C in the City of Dover. Zip code 19904. The name of its Registered agent at such address is United Corporate Services, Inc.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is       .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 24th day of August 2015.

By:	/s/ Robert K. Mayerson
Authorized Person (s)

Name:	Robert K. Mayerson

PAGE 1 State of Delaware SECRETARY OF STATE DIVISION OF CORPORATIONS P.O. BOX 898 DOVER, DELAWARE 19903 151206817 9086430 ROBERT MAYERSON 139 STOW RD HARVARD MA 01451 DESCRIPTION 08-24-2015 COLUMBIA CARE MARYLAND LLC 5809450 0102Y Register L.L.C. AMOUNT Formation Fee 70.00 Court Municipality Fee, Dover 20.00 Expedite Fee, 24 Hour 50.00 140.00 FILING TOTAL TOTAL PAYMENTS 140.00 .00 SERVICE REQUEST BALANCE